Exhibit 99

FOR IMMEDIATE RELEASE         CONTACT:   Barb Remley, Coda 612-937-9611
                                         LaVida Dowdell, Net4Music 212-375-6362
                                         David Shein, Ruder Finn 212-593-6487

                [LOGO]                              [LOGO]

                   Coda and Net4Music Plan Strategic Merger to
                     Create Leading Internet Music Company

Combined Company to Feature Online Delivery of the World's Largest Catalog of Digital Print Music, Intelligent Accompaniments, Practice Tools, Music Instruction and Other Products and Services for Musicians as well as Print Music Internet Distribution Services for Traditional Music Publishers and Dealers

Eden Prairie, MN, USA and Paris, France, June 21, 2000--Coda Music Technology, Inc. (NASDAQ: COMT) and Net4Music SA today announced that they have signed a letter of intent covering a transaction under which Coda will acquire all the shares of Net4Music in consideration for shares of Coda common stock. Under the terms of the proposed transaction, Coda's existing shareholders would own on a fully diluted basis approximately one-third of the combined company. Following the transaction, the combined company would be called Net4Music, Inc. and would have over $17,000,000 in cash. It is uncertain at this point whether the transaction will be treated as a pooling of interests for accounting purposes. The combined company is expected to continue to trade on The Nasdaq Stock Market following completion of the transaction.

"The goal of this transaction," stated Net4Music CEO Francois Duliege who will be CEO of the combined company, "is to match the leader in digital print rights with the leader in music notation and music education technologies. In doing so, we intend to create the leading global Internet company providing proprietary products, services and technologies to a full range of music makers including students, teachers, professionals and hobbyists. We also intend to offer our services to print music publishers and music dealers so that they can grow their businesses via the Internet."

"This transaction creates powerful synergies and important opportunities that should have great significance for the music industry," stated Coda CEO John Paulson, who will serve as President of the Coda division of the combined company. "It matches Coda's Finale(R) notation software technology, SmartMusic Studio(R) education solutions and our world-class development team with Net4Music's digital print licenses, capital and stature as an international Internet leader. Net4Music can already download to consumers over 50,000 music titles in digital format, more than all other print music sites combined. Moreover, Net4Music recently acquired the digital print rights to the EMI catalog, the single largest music catalog in the world."

Coda Music Technology, Inc. develops and markets proprietary music technology products including Finale, the world's best-selling music notation software product and SmartMusic Intelligent Accompaniment(R) products, a comprehensive music practice system that listens to you sing or play and follows your spontaneous tempo changes. SmartMusic makes practicing music fun, productive and entertaining and has over 5,000 accompaniment titles. Finale is the standard development tool for many music publishers, which means most of their titles are already in the Finale file format, ready to be customized for each consumer and distributed on the Internet. SmartMusic Accompaniments, assessment and instruction are natural add-ons to digital print music products.

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Net4Music, using Internet technology, has revolutionized the distribution of print music by licensing digital distribution rights to create the world's largest catalog of digital print music titles from all music genres and offering secure downloads of this print music. Net4Music's innovative services empower the music end user by providing musicians and composers with immediate access to one of the largest collections of musical scores along with unparalleled copyright protection for music publishing. Through Net4Music's web site, musicians can reference and download print music for faster, easier and safer distribution than was previously possible. With its cutting-edge services and growing number of strategic partnerships, Net4Music is fast becoming the premier online portal for musicians.

Coda Music Technology and/or its officers and directors may be deemed to be participants in the solicitation of proxies from shareholders of Coda Music Technology with respect to this transaction. Information regarding such officers and directors is included in Coda Music Technology's annual report on Form 10-KSB for the year ended December 31, 1999 filed with the SEC on March 27, 2000. This document is available free of charge at the SEC website at www.sec.gov and from the Coda Music Technology contact listed above.

THIS PRESS RELEASE IS BEING FILED PURSUANT TO RULE 425 UNDER THE SECURITIES ACT OF 1933 AND IS DEEMED FILED PURSUANT TO RULE 14A-12 UNDER THE SECURITIES EXCHANGE ACT OF 1934. THIS PRESS RELEASE DOES NOT CONSTITUTE AN OFFER TO SELL SECURITIES. SHAREHOLDERS OF CODA MUSIC TECHNOLOGY AND OTHER INVESTORS ARE URGED TO READ THE PROXY STATEMENT - PROSPECTUS WHICH WILL BE INCLUDED IN THE REGISTRATION STATEMENT ON FORM S-4 TO BE FILED BY CODA MUSIC TECHNOLOGY IN CONNECTION WITH THIS TRANSACTION BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. AFTER SUCH DOCUMENT IS FILED, IT WILL BE AVAILABLE FREE OF CHARGE ON THE SEC WEBSITE AT WWW.SEC.GOV AND FROM CODA MUSIC TECHNOLOGY THROUGH THE CONTACT LISTED ABOVE.

The transaction is subject to customary conditions, including negotiation of definitive agreements and approvals by shareholders of Coda and Net4Music and certain governmental authorities. The companies expect the transaction to be completed before October 2000.